UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 7, 2011
Date of Report (date of earliest event reported)

EAST WEST BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Commission file number 000-24939

Delaware	95-4703316
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

135 N Los Robles Ave., 7th Floor, Pasadena, California 91101
(Address of principal executive offices including zip code)

(626) 768-6000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-(c))

East West Bancorp, Inc.
Current Report of Form 8-K

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2011, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of East West Bancorp, Inc. (the “Company”) reviewed the Company’s executive compensation program to ensure that the Company’s executive compensation practices comply with the requirements of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued by the U.S. Department of the Treasury in June 2009 (the “Interim Final Rule”). The Interim Final Rule imposed restrictions on the Company’s compensation of senior executive officers and certain other employees (collectively, the “senior executives”) as a result of the Company’s participation in the TARP Capital Purchase Program during part of the 2010 calendar year.

Under the Interim Final Rule, bonuses are not available to senior executives for their service during the portion of 2010 in which the Company was a participant in the TARP program. In conformity with the Interim Final Rule, the Company did not award bonuses for 2010 to any of its named executive officers or other senior officers subject to these TARP restrictions.

In connection with the Compensation Committee’s annual review of executive compensation arrangements, on March 7, 2011 the Compensation Committee determined that modifications were necessary to the compensation of certain named executive officers. The table below sets forth the new salary and the restricted stock unit awards for each of the named executive officers.

Named Executive Officer	Title	Salary		Salary Stock Awards	Ratably Vesting Performance-Based Restricted Stock Unit Awards	Cliff Vesting Performance-Based Restricted Stock Unit Awards
Dominic Ng	Chairman of the Board and Chief Executive Officer	$900,000	*	$2,200,000	$675,000	$825,000
Julia S. Gouw	President and Chief Operating Officer	550,000		900,000	225,000	275,000
Irene H. Oh	Executive Vice President and Chief Financial Officer	300,000		225,000	68,000	83,000
Douglas P. Krause	Executive Vice President, Chief Risk Officer, General Counsel, and Secretary	325,000		270,000	68,000	83,000
Terry Schuler	Executive Vice President and Chief Human Resource Officer of East West Bank	285,000		100,000	68,000	83,000

* Mr. Ng's salary was not changed from the prior year.

The salary stock awards are payable through the end of the calendar year 2011 on a pro rata basis on the last day of each month for the remaining 10 months of the year.  The number of shares of Company common stock to be paid each month will be determined by dividing the amount of salary stock to be paid for that period, net of applicable tax withholdings, by the reported closing price per share of the Company’s common stock on the NASDAQ Global Select Market on the last day of the month. The salary stock shall be fully vested when issued and shall be subject to restrictions on transfer that lapse on the one year anniversary of each pay date. The salary stock will be issued under the Company’s 1998 Stock Incentive Plan, as amended, or any successor plan. The Form of 2011 Executive Compensation Agreement, which governs the payment of salary stock, is attached hereto as Exhibit 10.1.

The ratably vesting performance-based restricted stock unit awards vest 1/3 each year over a three year period provided the Company achieves minimum financial goals in fiscal year 2011. The restricted stock units will be issued under the Company’s 1998 Stock Incentive Plan, as amended, or any successor plan. The Form of 2011 Executive Compensation Agreement, which governs the payment of the ratably vesting performance-based restricted stock units, is attached hereto as Exhibit 10.1.

The cliff vesting performance-based restricted stock unit awards vest at the end of a three year period. 100% of the shares will be earned if the Company achieves targeted financial goals during the first two years. A portion of the stock, ratably between 50% and 100%, will vest if the targeted goals are achieved in part. None of the shares will vest if certain minimum goals are not met. The performance-based restricted stock units will be issued under the Company’s 1998 Stock Incentive Plan, as amended, or any successor plan. The Form of 2011 Executive Compensation Agreement, which governs the payment of the cliff vesting performance-based restricted stock units, is attached hereto as Exhibit 10.1.

Additionally, the named executive officers in the table above are party to a bonus compensation plan adopted by the Company by which target bonus compensation is awarded based on achievement of bonus criteria. The target bonus compensation is subject to proration from 50% to 200% based on achievement of bonus criteria.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits

10.1 Form of 2011 Executive Compensation Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 11, 2011

EAST WEST BANCORP, INC.

By:	/s/ Douglas P. Krause
Douglas P. Krause, Esq. Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of 2011 Executive Compensation Agreement.